Exhibit 23.1

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 12, 2025, with respect to the consolidated financial statements of EastGroup Properties, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Chicago, Illinois
December 5, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.